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                                                                    EXHIBIT 23.1



The Board of Directors
Liberty Media Corporation:


We consent to the incorporation by reference in the registration statement on Form S-8 in connection with the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective August 10, 2001), of our report dated February 26, 2001, except for notes 1 and 2, which are as of May 7, 2001, relating to the consolidated balance sheets of Liberty Media Corporation and subsidiaries ("New Liberty" or "Successor") as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive earnings, stockholder's equity, and cash flows for the year ended December 31, 2000 and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 and for the year ended December 31, 1998 (Predecessor periods), which report appears in the registration statement (No. 333-66034) on Form S-1.


Our report contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., parent company of New Liberty, acquired Tele-Communications, Inc., the former parent company of Liberty Media Corporation, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not compatible.


                                                      /s/ KPMG LLP

Denver, Colorado
August 8, 2001